UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/PRE-EFFECTIVE AMENDMENT FOUR

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Momentous Entertainment Group, Inc.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization

7819
(Primary Standard Industrial Classification Code Number

46-4446281
(I.R.S. Employer Identification Number)

PO Box 861, Sugar Land, Texas 77487-0861; 800-314-8912
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PO Box 861, Sugar Land, Texas 77487-0861; 800-314-8912
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies of communications to:

Frank J. Hariton, Attorney-at-Law

1065 Dobbs Ferry Road

White Plains, New York 10607

914-674-4373; (fax) 914-693-2963

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check One):

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee

Common stock, $0.001 par value per share	21,750,000 shares	$0.01	$217,500	$3.78

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

(1)

Estimated solely for the purpose of calculating the registration fee under Rule 457(a) of the Securities Act.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion __, 2014

21,750,000 SHARES

COMMON STOCK

MOMENTOUS ENTERTAINMENT GROUP, INC.

Momentous Entertainment Group, Inc. is offering for sale a total of 21,750,000 shares of its common stock at a fixed price of $0.01 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain the proceeds from the sale of any of the offered shares that are sold. The offering is being conducted on a self-underwritten, best efforts basis, which means that our president and chief executive officer, Kurt E. Neubauer, and other senior officers, John Pepe and Tim Williams, will attempt to sell the shares. This prospectus will permit our principal executive officers to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares that they may sell. Messrs. Neubauer, Pepe and Williams will sell the shares and intend to offer them to, among others, friends, family members and business acquaintances. In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The intended methods of communication include, without limitations, telephone and personal contact. For more information, see the section of this prospectus entitled "Plan of Distribution."

All subscription funds will be deposited in a noninterest-bearing account by the escrow agent. The Company reserves the right to begin using these proceeds as soon as the funds have been received or any time thereafter and will retain broad discretion in the allocation of the net proceeds of this offering. The precise amounts and timing of the Company’s use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors. The offering will be completed 180 days from the effective date of this prospectus, unless extended by our board of directors for an additional 180 days. There is no minimum number of shares that must be sold. All subscription agreements and checks for payment of shares are irrevocable (except as to any states that require a statutory cooling-off period or rescission right). For more information, see the section of this prospectus entitled "Plan of Distribution."

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

There is currently no public or established market for our shares. Consequently, our shareholders will not be able to sell their shares in any organized market place and may be limited to selling their shares privately. Accordingly, an investment in our Company is an illiquid investment. Our shares will be considered a “penny stock” will severely and adversely affects any market liquidity for our common stock.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

	Number of Shares	Offering Price	Underwriting Discounts and Commissions	Net Proceeds to the Company

Per Share	1	$ 0.01	$ 0.00	$ 0.01
Total	21,750,000	$ 217,500	$ 0.00	$ 217,500

This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___, 2014.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion __, 2014

PROSPECTUS SUMMARY

About Momentous Entertainment Group, Inc.

Momentous Entertainment Group, Inc. was founded by Kurt E. Neubauer as Financial Equity Partners, Inc., a Texas company, in 2004 and was incorporated as a C corporation under the laws of the State of Nevada as Momentous Entertainment Group, Inc. in November 2013. We had very limited activities until June 2013 when we started designing a detailed business plan focused on creating, producing and distributing quality entertainment content across various media channels utilizing direct response media marketing.

Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the fiscal period ended December 31, 2013 that states that our lack of resources causes substantial doubt about our ability to continue as a going concern. During the year ended December 31, 2013 we had revenue of $7,915 and a net loss of $206, 201. We did not generate any significant revenue during the six months ended June 30, 2014 and incurred a net loss of $249,865 bringing our cumulative loss to $602,808. During the first half of 2014 our efforts were concentrated on becoming a public company, completing potentially revenue generating agreements in direct response marketing and developing the programs to be used for the first licensing agreement executed.

In order to implement its business plan fully, MEG believes that we will need to raise approximately $2,000,000, which is substantially more than will be raised in this offering. However, various projects, especially direct response marketing, can be undertaken with substantially less resources. We believe that our initial project can start with additional resources in the $450,000 range. Our President has provided the Company with $ 182,620 from his personal resources in the form of demand loans through June 30, 2014 (exclusive of expenses aggregating $62,746 paid by the president on our behalf in prior periods) and a total of $ 255,820 through July 22, 2014, to enable us to execute a license agreement and for working capital and has verbally committed to continue to provide us with demand loans for needed operating working capital funds, estimated to be approximately $ 500 ,000 for production and testing costs until the first program is ready to air on the basis planned. Thus, we believe that we will have sufficient funds available to complete the production work for our initial direct marketing program. Thereafter, although we do not have any specific plans , w e believe that the combination of potential investors seeing our initial projects and being a public company will increase our credibility in the business community and the likelihood of us raising additional proceeds through the issuance of shares for cash or services. We also believe that the project covered by the license signed in May 2014 may start generating cash flow in early 2015 .. However, we cannot give any assurances as to the likelihood or timing of being able to do so. If additional funds are not raised, we will restrict our business plan to direct response media marketing which we are likely to continue from license agreement to license agreement without raising additional debt or equity funds. However, if no other funds are generated from any source, we are likely to run out of cash in early 2015 since our president’s personal resources are limited to the amounts needed to complete our first direct response campaign.

At August 13, 2014 our cash balance was $6,839 .. However, if no amounts are raised from this Offering or from other sources, we are likely to run out of cash in early 2015 if no funds are realized from our first license program. That program is likely to commence before the end of 2014 or early 2015 ..

If all 21,750,000 shares being offered are sold at $.01 per share (the “Offering Price”), there will 70,345,450 shares outstanding (with an assumed aggregate value based on the Offering Price of $703,450), and our shareholders’ deficit will be $336,713.

As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the JOBS Act. For as long as a company is deemed to be an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies.

Our shares will be considered a “penny stock.” Rule 3a51-1 of the Exchange Act establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. This classification will severely and adversely affects any market liquidity for our common stock.

Our mailing address is PO Box 861, Sugar Land, Texas 77487-0861. For the foreseeable future Messrs. Neubauer, Pepe and Williams will provide offices in their personal residences. Our telephone number is 800-314-8912.

We may refer to ourselves in this prospectus as "MEG,” the “Company,” "we," or "us.”

The Offering

Although we will not raise a significant amount of funds from this offering, we believe, based solely on our own observations which are not linked to any formal studies that larger companies will find the proposal from a public company seeking to provide services more appealing than a similar proposal from a small, closely-held private company. We also believe that our ability to raise capital will increase if and when a market develops for our common stock compared to if we were a closely held private company.

MEG is offering for sale a maximum of 21,750,000 shares of common stock at a fixed price of $0.01 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain the proceeds from the sale of any of the offered shares that are sold. The offering is being conducted on a self-underwritten, best efforts basis, which means our principal executive officers, Messrs. Neubauer, Pepe and Williams, will attempt to sell the shares themselves making them statutory underwriters under the Securities Act. This prospectus will permit Messrs. Neubauer, Pepe and Williams to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares that they may sell. They will sell the shares themselves and intend to offer the shares to, among others, friends, family members and business acquaintances. In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934 (the "Exchange Act"). The intended methods of communication include, without limitation, telephone and personal contacts.

The proceeds from the sale of the shares in this offering will be payable to Frank J. Hariton, Attorney-at-Law, - Trust Account. All subscription agreements and checks are irrevocable and should be delivered to Frank J. Hariton, Attorney-at-Law, at the address provided in the Subscription Agreement.

All subscription funds initially will be deposited in a noninterest-bearing account by the escrow agent and will be forwarded to the Company at the end of each week. The Company reserves the right to begin using these proceeds as soon as the funds have been received or any time thereafter and will retain broad discretion in the allocation of the net proceeds of this offering. The precise amounts and timing of the Company’s use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors. We are utilizing an escrow agent to ensure that the subscription agreements are properly executed, that funds clear before shares are released to investors, and that investors receive shares when the Company receives funds.

The offering will be completed 180 days from the effective date of this prospectus, unless extended by our board of directors for an additional 180 days. There is no minimum number of shares that must be sold. All subscription agreements and checks for payment of shares are irrevocable.

The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within 90 days of the close of the offering or as soon thereafter as practicable.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the JOBS Act. For as long as a company is deemed to be an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

•

a requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis included in an initial public offering registration statement;

•

an exemption to provide less than five years of selected financial data in an initial public offering registration statement;

•

an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;

•

an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•

an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•

reduced disclosure about the emerging growth company's executive compensation arrangements; and

•

be exempt from the "say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd–Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

As an emerging growth company we are also exempt from:

•

Section 404(b) of Sarbanes Oxley which requires that the registered accounting firm shall attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

•

Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would cease to be an emerging growth company upon the earliest of:

•

the first fiscal year following the fifth anniversary of this offering,

•

the first fiscal year after our annual gross revenues are $1 billion or more,

•

the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or

•

as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

Summary

Shares of common stock offered by us	A maximum of 21,750,000 shares. There is no minimum number of shares that must be sold by us for the offering to close.

Use of proceeds	MEG will apply the proceeds from the offering to pay for projects underway, professional fees and other general expenses of the offering.

Termination of the offering

The offering will conclude when all 21,750,000 shares of common stock have been sold, or 180 days after this registration statement becomes effective with the Securities and Exchange Commission. MEG may at its discretion extend the offering for an additional 180 days.

Risk factors

The purchase of our common stock involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only and currently no market for our common stock exists.

Please refer to the sections entitled "Risk Factors" and "Dilution" before making an investment in this stock.

Trading Market

None. While a market maker has filed a Rule 211 application with the Financial Industry Regulatory Authority (“FINRA”) in order to apply for the inclusion of our common stock in the Over-the-Counter Bulletin Board (“OTCBB”), such efforts may not be successful and our shares may never be quoted and owners of our common stock may not have a market in which to sell the shares. Also, no estimate may be given as to the time that this application process will require.

Even if MEG’s common stock is quoted or granted listing, a market for the common shares may not develop.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

Balance Sheet Data:
	December 31, 2013	June 30, 2014 (unaudited)
Current assets	$5,368	$60,251

Current liabilities	$309,716	$614,464

Stockholders’ deficit	$(304,348)	$(554,213)

Operating:	Year Ended December 31, 2013	Six Months Ended June 30, 2014 (unaudited)
Net revenues	$7,915	$541
Operating expenses	$214,116	$250,406
Net (loss)	$(206,201)	$(249,865)
Net (loss) per common share basic and diluted	$(0.04)	$(0.01)
Weighted average number of shares outstanding – basic and diluted	4,966,286	48,595,450

RISK FACTORS

You should be aware that there are various risks to an investment in our common stock. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

If any of the following risks were to develop, then our business, financial condition, results of operations and/or prospects could be materially adversely affected. If that happens, the market price of our common stock, if any, could decline, and investors may lose all or part of their investment.

Risks Related to the Business

1.

We have a limited operating history as an entertainment company in which to evaluate our business.

We plan on being an entertainment, direct response marketing, motion picture and music production company. However, we have been unable to implement much of this new business model because of financing and resource constraints and limitations. To date, we have limited revenues from music CD sales and a very limited operating history as a motion picture company upon which an evaluation of our future success or failure can be made. Current and future Company assets, including scripts and other properties that may be obtained in the future, may not be suitable for development unless additional financing is secured. No assurances of any nature can be made to investors that we will be profitable or that it will remain in business. There can be no assurances that our management will be successful in managing Momentous as an entertainment company.

2.

Our independent registered auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

We have no committed sources of debt or equity financing. Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the fiscal period ended December 31, 2013 that states that this lack of resources causes substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern.

3.

The proceeds of this offering will be insufficient to permit us to fully implement our business plan. To do so, we will need to obtain additional financing which may not be available.

To fully implement our business plan, we will need to raise approximately $2,000,000, which is substantially more than will be raised in this offering. However, various projects, especially direct response marketing, can be undertaken with substantially less resources. We believe that our initial project can be developed with resources in the $450,000 range. Our President has provided the Company with $346,366 from his personal resources through June 30, 2014 and a total of $404,566 through July 22, 2014 to enable us to execute a significant license agreement and will continue to provide us with needed working capital funds until the infomercials from the first project begin running on the air if necessary. Thereafter, we believe that the combination of potential investors seeing our initial projects and being a public company will increase our credibility in the business community and the likelihood of us raising additional proceeds through the issuance of shares for cash or services. However, we cannot give any assurances as to the likelihood or timing of being able to do so. Failure to secure additional financing will have a very serious effect on our ability to develop operations along the lines being planned.

4.

Momentous is and will continue to be completely dependent on the services of our three founders, the loss of any of one or more of whose services may cause our business operations to cease, and we will need to engage and retain qualified employees and consultants to further implement our strategy.

Our operations and business strategy are completely dependent upon the knowledge and business connections of Mr. Neubauer, our President, Chief Executive Officer and Chairman, Mr. Pepe, our Secretary and Chief Operations Officer, and Mr. Williams, our Executive Vice President of Business Development. They are under no contractual obligation to remain employed by us. If one or more should choose to leave us for any reason or become ill and are unable to work for an extended period of time before we have hired additional personnel, our operations will likely fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described in this prospectus. We will fail without the services of each of our three founders or an appropriate replacement(s).

We intend to acquire key-man life insurance on the lives of Messrs. Neubauer and Pepe naming us as the beneficiary when and if we obtain the resources to do so and if they are insurable at the time of application. We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such insurance in the future. Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel and independent contractors.

5.

Because the entertainment industry is intensely competitive and we lack the name recognition and resources of many of our competitors, we may never generate any revenues or become profitable.

The entertainment industry is highly competitive. We believe that a motion picture’s theatrical success is dependent upon general public acceptance, marketing technology, advertising and the quality of the production. Some of the production and distribution companies with which we will compete to varying extents are The Weinstein Company, Jerry Bruckheimer Films, Miramax Films, Lions Gate Entertainment Corp., Sony Pictures Entertainment, Inc., New Line Cinema, a subsidiary of Time Warner, Universal Studios, 20th Century Fox Film Corporation, a subsidiary of News Corp., Buena Vista Motion Pictures Group, a collection of affiliated motion picture studios all subsidiaries of The Walt Disney Company, Paramount Pictures Corporation, a subsidiary of Viacom, and Troma Entertainment, Inc. All of these competitors are significantly larger than we are, have a long-standing business relationship with customers, vendors and financial institutions, and have established staying power in the industry over the past 20 years.

Our management believes that in recent years there has been an increase in competition in virtually all facets of the motion picture industry. With increased alternative distribution channels for many types of entertainment, the motion picture business competes more intensely than previously with all other types of entertainment activities as well as television. While increased use of pay per view television, pay television channels, and home video products are potentially beneficial, there is no guarantee that we will be able to successfully penetrate these markets. Failure to penetrate these potential distribution channels would have a material adverse impact on our results of operations and ability to maintain operations.

6.

We may be unable to obtain or license entertainment media that will be popular in the marketplace.

We will seek to obtain or license entertainment media developed by others. If we are unable to do so or if the entertainment media that we do acquire or license is not well received in the marketplace, our operations will fail.

7.

Piracy of the original motion pictures that we plan to produce or distribute may reduce our revenues and potential earnings.

Based on conversations that we have had with industry participants, we believe that piracy losses in the motion picture industry have increased substantially over the past decade. In certain regions of the world, motion picture piracy has been a major issue for some time. With the proliferation of the DVD format around the globe, along with other digital recording and playback devices, losses from piracy have spread more rapidly in North America and Europe. Piracy of original motion pictures that we produce and/or distribute may adversely impact the gross receipts realized from these films, which could have a material adverse effect on our future business, results of operations or financial condition.

8.

Our three officers will make all decisions concerning their compensation for the foreseeable future. These decisions may not be in the best interests of other investors.

There is no employment contract with any of our three executive officers at this time; nor are there any agreements for compensation in the future. Their compensation has not been fixed or based on any percentage calculations. They will make all decisions determining the amount and timing of compensation for the foreseeable future until, if ever, we establish a compensation committee of the board of directors. Their decisions about compensation may not be in the best interests of other shareholders.

9.

We intend to become subject to the periodic reporting requirements of the Exchange Act that will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

Following the effective date of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be specifically predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys. However, based on conversations with our professionals, the annual costs are likely to range from $25,000 to $50,000 in the first year or two after our Registration statement goes effective. The incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

In no case will the proceeds of this offering be sufficient to assist us in any way to meet any portion of these incremental costs of being public.

10.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•

pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

Our internal controls may become inadequate or ineffective if our operations grow, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

11.

Our operating results will fluctuate significantly from period to period.

Like participants in the entertainment industry, our revenues and results of operations will be significantly dependent upon the timing of releases and the commercial success of the motion pictures and other media that we distribute, none of which can be predicted with certainty. In addition, we will only be able to issue a very limited number of films or other media in any individual accounting period. The level of market acceptance for each release is likely to vary and may vary greatly. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods.

In accordance with generally accepted accounting principles and industry practice, we intend to amortize film costs using the individual-film-forecast method under which such costs are amortized for each film in the ratio that revenue earned in the current period for such title bears to management's estimate of the total revenues to be realized from all media and markets for such title. To comply with this accounting principle, our management plans to regularly review, and revise when necessary, our total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write-down of the film asset to net realizable value. Results of operations in future years should be dependent upon our amortization of film costs and may be significantly affected by periodic adjustments in amortization rates. The likelihood of the Company's reporting of losses is increased because the industry's accounting method requires the immediate recognition of the entire loss in instances where it is expected that a motion picture should not recover the Company's investment.

Similarly, should any of our films be profitable in a given period, we will recognize that profit over the entire revenue stream expected to be generated by the individual film.

12.

Film production budgets may and often do increase and film production spending may exceed such budgets.

It is common for future film budgets to increase as the production process is underway for a variety of factors including, but not limited to, (1) escalation in compensation rates of people required to work on the projects, (2) number of personnel required to work on the projects, (3) equipment needs, (4) the enhancement of existing or the development of new proprietary technology and (5) the addition of facilities to accommodate the amended or unseen requirements of the project. Due to production exigencies, which are often difficult to predict, it is not uncommon for film production spending to exceed film production budgets, and our projects may not be completed within the budgeted amounts. In addition, when production of each film is completed, we may incur significant carrying costs associated with transitioning personnel on creative and development teams from one project to another. This situation becomes more severe if several projects are being undertaken at the same time or planned to be done contiguously.

Our limited resources may not permit us to meet unexpected costs during productions. If such cost excesses occur and we are unable to arrange for the necessary financial needs, our operations may cease.

13.

If we are alleged or accused of having infringed on the intellectual property or other rights of third parties, we could be subject to significant liability for damages and invalidation of our proprietary rights.

Our business activities are and will be highly dependent upon intellectual property, a field that has encountered increasing litigation in recent years. If third parties allege that we have infringed on their intellectual property rights, privacy rights or publicity rights or have defamed them, we could become a party to litigation. These claims and any resulting lawsuits could subject us to significant liability for damages and invalidation of our proprietary rights and/or restrict our ability to publish and distribute the infringing or defaming content. In addition, defending such cases involves significant levels of legal costs. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could be forced to pay monetary damages and to cease the sale of certain products or the use of certain technology. Any of the foregoing may adversely affect our business and may cause us to cease operations.

14.

There are significant potential conflicts of interest

Our key personnel and directors have other investments and involvements in other entities and, accordingly, these individuals may have conflicts of interest in allocating time among various business activities. In the course of other business activities, certain key personnel may become aware of business opportunities which may be appropriate for presentation to us, as well as the other entities with which they are affiliated. As such, there may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

Risks Related to Our Common Stock

15.

Since there is no minimum for our offering, if only a few persons purchase shares they will lose their money immediately without us being even able to develop a market for our shares.

Since there is no minimum with respect to the number of shares to be sold directly by the Company in its offering, if only a few shares are sold, we will be unable to even attempt to create a public market of any kind for our shares. In such an event, it is highly likely that the entire investment of the early and only share purchasers would be lost immediately.

16.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations or to acquire rights to or licenses for films or other products. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders may further dilute common stock book value, and that dilution may be material.

17.

The interests of shareholders may be hurt because we can issue shares of our common stock to individuals or entities that support existing management with such issuances serving to enhance existing management’s ability to maintain control of our Company.

Our three executive officers and directors own a significant majority of outstanding shares. In addition, our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued common shares. Such issuances may be issued to parties or entities committed to supporting existing management and the interests of existing management which may not be the same as the interests of other shareholders. Although transactions, other than those described in this prospectus, are not currently being contemplated or discussed, our ability to issue shares without shareholder approval serves to enhance existing management’s ability to maintain control of our Company or participate in other transactions, including entering into possible business combinations, without the support of other shareholders.

18.

Our chief executive officer and directors control all corporate activities and can approve all transactions, including mergers, without the approval of other shareholders.

Our chief executive officer and directors have a sufficient number of shares to control all corporate activities and can approve transactions, including possible mergers, issuance of shares and their compensation level, without the approval of other shareholders. The decisions may not be in the best interests of other shareholders.

19.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Articles of Incorporation at Article XI provide for indemnification as follows: "No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer: (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification."

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with our activities, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

20.

Currently, there is no established public market for our securities, and there can be no assurances that any established public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no established public market whatsoever for our securities. A market maker has agreed to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part and the subsequent closing of this offering. There can be no assurance that the market maker’s application will be accepted by FINRA nor can we estimate as to the time period that the application will require or that any buying of our shares will ever take place.

Because of the anticipated low price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities. Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

21.

Our shares may not become eligible to be traded electronically which would result in brokerage firms being unwilling to trade them.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Company ("DTC") to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions - like all companies on the OTCBB. What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

22.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

Our shares will be considered a “penny stock.” Rule 3a51-1 of the Exchange Act establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. This classification will severely and adversely affects any market liquidity for our common stock.

23.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by sales persons;

•

Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•

Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

24.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in at least 17 states which do not offer manual exemptions (or may offer manual exemptions but may not to offer one to us if we are considered to be a shell company at the time of application) and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution-State Securities-Blue Sky Laws.”

25.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our articles of incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

26.

The ability of our executive officers and directors to control our business may limit or eliminate minority shareholders’ ability to influence corporate affairs.

Upon the completion of this offering, our executive officers and directors will beneficially own an aggregate of approximately 62.6% of our outstanding common stock. Because of their beneficial stock ownership, they will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval, including potential mergers or business changes, and determine our policies. The interests of our executive officers and directors may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding decisions made by our executive officers and directors. This level of control may also have an adverse impact on the market value of our shares because our three executive officers may institute or undertake transactions, policies or programs that may result in losses, may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

27.

All of our presently issued and outstanding common shares are restricted under rule 144 of the Securities Act, as amended. When the restriction on any or all of these shares is lifted, and the shares are sold in the open market, the price of our common stock could be adversely affected.

All of the presently outstanding shares of common stock (48,595,450 shares) are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144 provides in essence that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six months if purchased from a reporting issuer or 12 months (as is the case herein) if purchased from a non-reporting Company, may, under certain conditions, sell all or any of his/her shares without volume limitation, in brokerage transactions. Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock each three months. As a result of revisions to Rule 144 which became effective on February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

28.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

29.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

We do not currently have independent audit or compensation committees. As a result, our president and other two officers have the ability, among other things, to determine ther own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

30.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus). Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8A (which we have no current plans to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act. Previously, a company with more than 500 shareholders of record and $10 million in assets had to register under the Exchange Act. However, the JOBS Act raises the minimum shareholder threshold from 500 to either 2,000 persons or 500 persons who are not "accredited investors" (or 2,000 persons in the case of banks and bank holding companies). The JOBS Act excludes securities received by employees pursuant to employee stock incentive plans for purposes of calculating the shareholder threshold. This means that access to information regarding our business and operations will be limited.

31.

If our stock becomes quoted on the OTCBB, we could subsequently be removed from the OTCBB if we fail to remain current with our financial reporting requirements.

Companies trading on the OTCBB must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTCBB. If we become quoted on the OTCBB, but we fail to remain current in our reporting requirements, we would be removed from the OTCBB. As a result, the market liquidity of our securities could be severely adversely affected by limiting the ability of broker-dealers to trade our securities and the ability of stockholders to sell their securities in the secondary market.

32.

Our financial statements may not be comparable to those of companies that comply with new or revised accounting standards.

We have elected to take advantage of the benefits of the extended transition period that Section 107 of the JOBS Act provides an emerging growth company, as provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Our financial statements may, therefore, not be comparable to those of companies that comply with such new or revised accounting standards. Because the JOBS Act has only recently been enacted, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

33.

Our status as an “emerging growth company” under the JOBS Act OF 2012 may make it more difficult to raise capital when we need to do so.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

34.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.

As a public company and particularly after we cease to be an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. Based on discussions with our professionals, these costs may reach $50,000 per year during the first two years following the effective date of our Registration Statement. These requirements include compliance with provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC and NASDAQ. In addition, our management team will also have to adapt to the requirements of being a public company. We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

35.

We will not be required to comply with certain provisions of the Sarbanes-Oxley Act for as long as we remain an “emerging growth company.”

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the later of (i) the year following our first annual report required to be filed with the SEC or (ii) the date we are no longer an “emerging growth company” as defined in the JOBS Act.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

36.

Reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

As an “emerging growth company” , we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

For all of the foregoing reasons and others set forth herein, an investment in our securities in any market that may develop in the future involves a high degree of risk.

USE OF PROCEEDS

MEG will apply the proceeds from the offering for working capital, including satisfaction of accrued expenses relating to our initial planning and registration-related expenses and costs incurred for the preparation of infomercials and commercials under the license agreement with PILOXING®. A precise estimate of the breakdown is not possible since we cannot predict the likelihood of being successful in deferring payments to creditors. However, it is likely that the first $ 38 ,000 raised from this offering will be used to satisfy expenses accrued during the offering process and the excess, if any, will be used for some of the production/development expenses of the infomercials needed for PILOXING® program. The amount collected in this Offering will not be sufficient to cover more than a portion of the PILOXING® program.

The table below reflects the estimated breakdown of proceeds based on the percentage of proceeds that are actually received:

	25%	50%	75%	100%
Offering related expenses	$38,000	$38,000	$38,000	$38,000
PILOXING® expenses and operating costs	15,375	70,750	125,125	179,500
	$53,375	$108,750	$163.125	$217,500

We believe that the project covered by the license signed in May 2014, PILOXING® may start generating cash flow by the end of December 2014 or in early 2015 .. However, we cannot give any assurances as to the likelihood or timing of being able to do so. We cannot provide any assurances as to the likelihood or timing of our success in these areas. In any event, Mr. Neubauer has provided us with demand loans of $ 182,620 from his personal resources through June 30, 2014 and a total of $ 255,820 through July 31 , 2014 to complete the PILOXING® program. He has verbally committed to continue to provide demand loans to us from personal resources until the PILOXING® project has started to run commercials. Thereafter, his personal situation will not enable him to provide any assurances about further financial assistance or loans.

MEG will not undertake projects requiring cash outlays, other than direct response marketing projects, until revenues commence.

Instruction 7 to Item 504 of Regulation S-K permits us to reserve the right to change the use of proceeds, provided that such reservation is due to certain contingencies. Our plans may be modified depending on the factors set forth in the paragraph above. Our president has agreed to be responsible, separately from agreeing to provide loans for working capital needs, for all legal costs relating to the offering if these costs are not paid within six months of the effective date of the Company’s Registration Statement of which this Prospectus is a part provided that we have received a trading symbol and Depository Trust Company approval for our shares (see Exhibit 10.2).

THE OFFERING

MEG is offering a total of 21,750,000 shares of common stock for sale at a fixed price of $0.01 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain the proceeds from the sale of any of the offered shares that are sold. The offering is being conducted on a self-underwritten, best efforts basis, which means our principal officers, Messrs. Neubauer, Pepe and Williams, will attempt to sell the shares. This prospectus will permit our three principal officers to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares that they may sell. They will sell the shares and intend to offer them, among others, to friends, family members and business acquaintances. In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The intended methods of communication include, without limitations, telephone and personal contact.

In connection with MEG’s selling efforts in the offering, Messrs. Neubauer, Pepe and Williams will not register as broker-dealers pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Messrs. Neubauer, Pepe and Williams are not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. They will not be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Messrs. Neubauer, Pepe and Williams are not, nor have they been within the past 12 months, a broker or dealer, and they are not, nor have any of them been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Messrs. Neubauer, Pepe and Williams will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Messrs. Neubauer, Pepe and Williams will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The proceeds from the sale of the shares in this offering will be payable to Frank J. Hariton, Attorney-at- Law, - Trust Account. All subscription agreements and checks are irrevocable and should be delivered to Frank J. Hariton, Attorney-at-Law, at the address provided on the Subscription Agreement.

MEG will receive all proceeds from the sale of the 21,750,000 shares being offered. The price per share is fixed at $0.01 for the duration of this offering. The Company reserves the right to begin using these proceeds as soon as the funds have been received or any time thereafter and will retain broad discretion in the allocation of the net proceeds of this offering.

The offering will be completed 180 days from the effective date of this prospectus (or such earlier date when all 21,750,000 shares are sold), unless extended by our board of directors for an additional 180 days. There is no minimum number of shares that must be sold. All subscription agreements and checks for payment of shares are irrevocable.

The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within 90 days of the close of the offering or as soon thereafter as practicable.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

The offering may terminate on the earlier of:

i.

the date when the sale of all 21,750,000 shares is completed,

ii.

180 days from the effective date of this document or any extension thereto.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

The purchase of the common stock in this offering involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only, and currently no market for our common stock exists. While a market maker has agreed to file a Rule 211 application with FINRA in order to apply for the inclusion of our common stock in the OTCBB, such efforts may not be successful, and our shares may never be quoted and owners of our common stock may not have a market in which to sell the shares. Also, no estimate may be given as to the time that this application process will require.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the DTC to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions - like all the companies on the OTCBB). What this means is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

Please refer to the sections of this prospectus entitled "Risk Factors" and "Dilution" before making an investment in this stock.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering. No valuation or appraisal has been prepared for our business. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

DILUTION

“Dilution” represents the difference between the offering price of the shares of common stock hereby being offered and the net book value per share of common stock immediately after completion of this Offering. "Net book value" is the amount that results from subtracting total liabilities from total assets. In this Offering, the level of dilution is increased as a result of the relatively low net book value of our issued and outstanding common stock and because the proceeds of the offering are substantially less than our estimated costs. Assuming all of the shares of common stock offered herein are sold, the purchasers in this Offering will lose the entire value of their shares purchased in that each purchased share will have a negative net book value of ($0.005) if 21,750,000 shares are sold. The net book value of existing shareholders’ shares will also decrease because the estimated costs will exceed the proceeds received from this Offering.

The following table illustrates the dilution to the purchasers of the common stock in this offering:

	Assuming the sale of:
	10,000,000 shares	21,750,000 shares

Offering Price Per Share	$0.01	0.01

Book Value Per Share Before the Offering	$(0.01)	(0.01)

Book Value Per Share After the Offering	$(0.008)	(0.005)

Net Decrease to Original Shareholders	-0-	-0-

Decrease in Investment to New Shareholders	$0.01	0.01

Dilution to New Shareholders (%)	100%	100%

The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per Share paid by our existing stockholders and by new investors in this offering:

	Price Per Share	Number of Shares Held	Percentage of Ownership	Consideration Paid
10,000,000 shares sold
Existing shareholders	$$0.001	48,595,450	83%	$48,595
Investors in this offering	$$0.01	10,000,000	17%	100,000

21,750,000 shares sold
Existing shareholders	$$0.001	48,595,450	69%	$48,595
Investors in this offering	$$0.01	21,750,000	31%	$217,500

DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

MARKET FOR SECURITIES

There is no established public market for our common stock, and a public market may never develop. A market maker has filed an application with FINRA so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part and the subsequent closing of this offering. There can be no assurance that the market maker’s application will be accepted by FINRA nor can we estimate as to the time period that the application will require. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether:

•

any market for our shares will develop;

•

the prices at which our common stock will trade; or

•

the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the DTC to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions - like all the companies on the OTCBB). What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to in Risk Factors, investor perception of MEG and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Because of the anticipated low price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities. Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Rule 3a51-1 of the Exchange Act establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•

the basis on which the broker or dealer made the suitability determination, and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

There is no MEG common equity subject to outstanding options or warrants to purchase or securities convertible into our common equity. Also, 90.6% of the shares of our outstanding common stock are held by members of our board of directors (44,009,300 shares). In general, under Rule 144, a holder of restricted common shares who is an affiliate at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

If we have been a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since the shares were acquired from us or one of our affiliates, and we must remain current in our filings for an additional period of six months; in all other cases, at least one year must have elapsed since the shares were acquired from us or one of our affiliates.

The number of shares sold by such person within any three-month period cannot exceed the greater of:

•

1% of the total number of our common shares then outstanding; or

•

The average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, the four calendar weeks preceding the date the selling broker receives the sell order) This condition is not currently available to the Company because its securities do not trade on a recognized exchange.

Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the SEC) and the availability of public information about us must also be satisfied.

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.

At the present time, the currently outstanding shares of our common stock may be sold subject to the rules and limitations of Rule 144 one year from the date of issuance provided that we are current in all of our Reporting Requirements at that date.

Current Public Information

In general, for sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act:

•

If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

•

If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

However, no assurance can be given as to the:

•

likelihood of a market for our common shares developing,

•

liquidity of any such market,

•

ability of the shareholders to sell the shares, or

•

prices that shareholders may obtain for any of the shares.

No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this prospectus which is a part of our registration statement involve risks and uncertainties, including statements as to:

•

our future operating results;

•

our business prospects;

•

any contractual arrangements and relationships with third parties;

•

the dependence of our future success on the general economy;

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any possible financings; and

•

the adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe," “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances except as required pursuant to applicable regulations to update this prospectus during the period of our continuous offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•

have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•

submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•

disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of

i.

the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion,

ii.

the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or

iii.

the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Operating Plan

Our operating plan for the 12 months following the effective date of the Registration Statement, of which this prospectus is a part is:

Months 1-3

Our principal efforts will be preparing the initial release of PILOXING® , including

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Developing the marketing and media campaign with Dixie Worldwide Productions, Inc. (“DWP”) – see BUSINESS

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Producing the TV infomercial and commercials with DWP

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Selecting the test market with a media company affiliated with one of our directors

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Selecting two call centers

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Performing the market test including call center response time and service quality

•

Analyzing the market test results

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Performing campaign adjustments

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Make infomercial adjustments with DWP

Months 4-6

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Preparing the national release of PILOXING®

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Developing the media plan for buying television and internet space with a media company affiliated with one of our directors

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Rolling out the national media plan and buy media time on national television cable, local broadcast television, and Internet/Web

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Analyzing the media data results including call center feedback

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Performing any campaign adjustments that appear needed

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Continuing advertising PILOXING®

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Preparing the Christmas release of The Greatest Story Ever Sung

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Preparing the internet and social media marketing program for The Greatest Story Ever Sung

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Analyzing the market results including internet sales for The Greatest Story Ever Sung

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Undertaking initial work on new direct market response projects, if any

Our current estimate of costs for the six months ended December 31, 2014, which is subject to change with possible changes being material, is:

	July	Aug	Sept	Oct	Nov	Dec

Production costs	$60,000	$184,000	$84,500	$631	$-	$-
Professional and consulting	8,400			8,400
Media testing				25,000	50,000	50,000
Other	1,000	3,500	6,000	9,125	7,250	7,250

Total	$69,400	$187,500	$90,500	$43,156	$57,250	$57,250

Production costs consist of planning, writing, filming and editing the infomercials that will be used in the PILOXING® program. Much of these costs will be incurred with contractors who will work under MEG’s direction.

We have no way of knowing how much, if any of these costs can be deferred. The required amounts will be funded by proceeds from the offering or other financing that is negotiated if an opportunity presents itself. All shortfalls from those sources will be covered by our president in the form of demand loans until the PILOXING® program is completed. Thereafter, his personal situation will not enable him to provide any assurances about further financial assistance or loans.

The plan is to run media tests starting in October or November. These tests will involve showing commercials in limited test markets and to test groups to determine reactions. Modifications will be made based on these tests so that a full program of commercials can start in early January 2015.

Months 7-9

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Continuing to analyze the media data results including call center feedback for PILOXING®

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Performing any campaign adjustments deemed necessary

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Continuing to advertise PILOXING®

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Continuing to advertise The Greatest Story Ever Told

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Developing new direct market response projects, if any

We cannot estimate our monthly expenditures during this period. These expenditures will be determined to a large extent by the level of revenue that is produced by the PILOXING® program and the level, if any, of available financing.

Months 10-12

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Continuing the steps from Months 7-9

We believe that we will be able to complete most items during months 1 through 6 regardless of the number of shares that are sold from this Offering. Thereafter, we will need to raise funds or have the PILOXING® project generating cash flow to enable us to move forward as planned. We cannot provide any assurances that we will be successful in doing so.

At June 30, 2014 our cash balance was $777. We have relied on demand loans from our President to fund our operations. However, if no amounts are raised, we are likely to run out of cash in early 2015 if no funds are realized from our first license program. That program is likely to commence before the end of 2014.

Past Operations

We have been general inactive from inception until the last half of 2012 when we developed our current business plan. Our chief executive officer and chief operating officer both have extensive experience and contacts in the entertainment and sales markets covered by this business plan.

A summary of operations for 2013 and 2012 follows:

	2013	2012

Revenue	$7,915	$-

Costs and Expenses:
Project costs	17,132	15,055
Marketing, general and administrative	196,984	51,615

Net income (loss)	$(206,201)	$(66,670)

All revenue relates to sales of a music CD, The Greatest Story Ever Sung, which was issued in October 2013.

The principal marketing, general and administrative costs were:

2013 – Officer compensation ($41,500) and professional/consulting fees ($143,854). The officer compensation was satisfied through the issuance of shares of common stock. The professional/consulting fees relate to services used to assist us in structuring our business plan and organization as well as to understand how best to arrange for financing of projects.

2012 - Professional/consulting fees were incurred in 2012 for similar purposes as in 2013. A total of $60,000 was incurred with two of our officers/directors prior to them assuming those roles with us.

A summary for the six months ended June 30, 2014 and 2013:

	2014	2013

Revenue	$541	$-

Costs and Expenses:
Project costs	75,026	2,500
Marketing, general and administrative	175,380	1,125
T0tal	250,406	3,625
		-
Net (loss)	$(249,865)	$(3,625)

All of the Company’s activities during the three months ended March 31, 2014 were directed at preparing to be a public company, negotiating a license agreement with a company giving MEG the right to provide all broadcast commercials and infomercials. A license agreement for PILOXING® in May 2014 (see Exhibit 10.3).

The project costs in 2014 relate to initial payments made for the PILOXING® and initial work relating to the contract. Marketing, general and administrative consists principally of marketing costs ($22,491) and professional and consulting fees ($144,411).

The expenses incurred in 2014 were principally consulting fees.

Other

As a corporate policy, we will not incur any cash obligations that we cannot satisfy with known resources, of which there are currently none except as described in “Liquidity” below and/or elsewhere in this prospectus. We believe that the perception that many people, including potential customers and business associates, have of a public company make it more likely that they will be more likely to engage a public company for services or accept restricted securities from a public company as consideration for indebtedness to them than they would from a private company. We have not performed any studies of this matter. Our conclusion is based on our own observations. However, there can be no assurances that we will be successful in any of those efforts even if we are a public entity. Additionally, issuance of restricted shares would necessarily dilute the percentage of ownership interest of our stockholders.

Liquidity

Through Ju ne 30 , 2014, our president provided us with demand loans of $ 182,620 from his personal resources and a total of $ 255,820 through July 31 , 2014 which were needed to execute a license agreement to become the direct marketer for PILOXING® and certain working capital needs. Going forward the Company believes that we will need approximately $ 50 0,000 for production and testing costs for the infomercials to be used in the PILOXING® program. Our president has verbally committed to continue lending us the money needed in the form of demand loans to meet these obligations for the PILOXING® project. Thereafter, his personal situation will not enable him to provide any assurances about further financial assistance or loans. W e will have to obtain financing on an ongoing basis as we get involved in film and other entertainment projects. We also believe that the project covered by the license signed in May 2014, PILOXING® may start generating cash flow in early 2015 .. However, we cannot give any assurances as to the likelihood or timing of being able to do so. Our management believes that being a public company will increase the likelihood of success in obtaining financing both by increasing our credibility and visibility to potential investors. In addition, if a market is developed for our common stock, some vendors and others may accept shares of our stock in lieu of cash. If no funds are received from any source, we are likely to run out of funds in early 2015.

We will pay all costs relating to this offering.

The Company has three demand loans payable outstanding, two due to unaffiliated parties in the principal amounts of $10,000 and $10,000, respectively and one to John Pepe in the amount of $500. Both lenders are not affiliated to the Company. One loan with the balance of $10,000 is convertible at the holder’s option into shares of the Company’s common stock at the rate of $.25 per share.

Private capital, if sought, will be sought from former business associates of our founder or private investors referred to us by those business associates. To date, we have not sought any funding source and have not authorized any person or entity to seek out funding on our behalf. If a market for our shares ever develops, of which there can be no assurances, we may attempt to use shares of our common stock to compensate employees/consultants and independent contractors wherever possible. The prices that will be used will be determined during negotiations and may or may not be at perceived market values. We also believe that if a market does develop for our shares that our chances to raise funds will increase significantly.

We have embarked upon an effort to become a public company and, by doing so, have incurred and will continue to incur additional significant expenses for legal, accounting and other services. Once we become a public entity, subject to the reporting requirements of the Exchange Act of '34, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses including annual reports and proxy statements, if required. We estimate, based on verbal discussions with consultants, accountants and lawyers that these costs may range up to $50,000 per year for the next few years. In the next one to two fiscal years, we will take every step possible to minimize these costs. Through their past work and various participations in business organizations, our three executive officers know many professionals who are knowledgeable in the area of public company obligations. Although we have no formal commitments, we believe that some of these professionals may assist us for very reasonable costs. We also hope to be able to use our status as a public company to increase our ability to use noncash means of settling obligations and compensate independent contractors who provide professional and other services to us, although there can be no assurances that we will be successful in any of those efforts. We will reduce the compensation levels paid to management if there is insufficient cash generated from operations to satisfy these costs.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may, therefore, not be comparable to those of companies that comply with such new or revised accounting standards.

Critical Accounting Policies

The preparation of financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. There are no critical policies or decisions that rely on judgments that are based on assumptions about matters that are highly uncertain at the time the estimate is made. Note 2 to the financial statements, included elsewhere in this prospectus, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements.

Seasonality

We expect that business volume will typically be highest during the period May through October.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, obligations under any guarantee contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company that will increase our operating costs or cash requirements in the future.

BUSINESS

MEG was founded by Kurt E. Neubauer as Financial Equity Partners, Inc., a Texas company, in 2004 and was incorporated as a C corporation under the laws of the State of Nevada as Momentous Entertainment Group, Inc. in November 2013. We had very limited activities until June 2011 when we started designing a detailed business plan focused on:

•

creating, producing and distributing quality entertainment content across various media channels including feature film, television, radio, the Internet, as well as various forms of digital media for use in the home or on mobile devices; and

•

utilizing direct response media marketing for our music and film products.

Direct response media and sales provide us with the potential of generating ongoing revenue on a consistent and relatively low risk basis. Our films, if and when started, will be family and faith-based productions. Our music will be similar in content.

In 2011 and 2012 we worked on the production of a movie with Champion Entertainment, an entity affiliated with our president at the time. Ultimately there were issues involving funding and the movie was not released. All costs have been written off. Our share of costs was loaned by our president and are reflected in the account, Accounts Payable to President on our Balance Sheet.

To help undertake our efforts in a potentially effective way, in December 2013 we entered into a joint venture with Dixie Worldwide Productions, Inc. (“DWP”) which is a producer, developer, marketer and distributor of film, video news releases, commercials, infomercials and sellers of consumer products through Direct Response Television. We will assist DWP in selecting consumer products to include in direct response marketing, design advertising and develop films and videos. DWP has several contractual arrangements which have the potential for developing or carrying out the first few joint projects, including a production service agreement which will be important for providing facilities to do the initial filming/production work for our projects.

MEG along with DWP has a combined management and marketing sales staff with over 150 years of collective experience in identifying, producing, marketing and selling film and music entertainment and consumer products. The three officers of MEG, Messrs. Neubauer, Pepe and Williams, each have 30 or more years of experience.

Under the terms of the agreement with DWP, we will split profits, after all royalties and production costs are paid, equally with DWP on all joint projects. Some of the production costs will be paid to DWP. The agreement renews automatically each year unless terminated by one of the parties 30 days prior to the automatic renewal date. A copy of the joint venture agreement is filed as Exhibit 10.1 to the Registration Statement of which this prospectus is a part.

DWP’s principal executives have become members of MEG’s board of directors and received an aggregate of 1,507,500 shares of our common stock.

Current Status

In order to implement its business plan fully, MEG believes that we will need to raise approximately $2,000,000. However, various projects, especially direct response marketing, can be undertaken with substantially less resources. We believe that our initial project can start with additional resources in the $450,000 range. O ur president provided us with demand loans of $ 182,620 from his personal resources through June 30, 2014 and a total of $ 255,820 through July 31 , 2014 which were needed to execute a license agreement to become the direct response marketer for PILOXING® and certain working capital needs. Going forward the Company believes that we will incur an aggregate of approximately $ 500 ,000 in production/testing expenses to bring the PILOXING® project to the point of being on the air waves on a regular and systematic basis. It is expected that the project will begin on a limited or test basis in November 2014 and on a full basis in January 2015. Our president has verbally committed to continue lending us the money needed in the form of demand notes to meet these obligations until the PILOXING® project is completed .. Thereafter, his personal situation will not enable him to provide any assurances about further financial assistance or loans. At that point , although we do not have any specific plans, we believe that the combination of potential investors seeing our initial projects and being a public company will increase our credibility in the business community and the likelihood of us raising additional proceeds through the issuance of shares for cash or services. We also believe that the PILOXING® project may start generating cash flow in early 2015 .. However, we cannot give any assurances as to the likelihood or timing of being able to do so. If additional funds are not raised, we will restrict our business plan to direct response media marketing which we are likely to continue from license agreement to license agreement without raising additional debt or equity funds. If no funds are received from any source, we are likely to run out of funds in early 2015.

For the Christmas season of 2013, MEG issued its first product, a music CD entitled The Greatest Story Ever Sung. This CD was assembled by Mr. Neubauer with assistance from several advisors and was sold principally from exhibit booths. It was introduced late in the year without any advertising and sold 444 copies for total revenues of $7,915. Marketing efforts will begin in the late summer of 2014, using social media and the Internet to keep costs low, to re-introduce it for the Christmas season in 2014. In the future, we may release other music CDs of artists introduced by members of our Board of Directors who have significant contacts in that field.

MEG will not undertake projects requiring cash outlays, other than direct response marketing projects, until revenues commence.

Direct Response Marketing

Our chief operating officer, John Pepe, has experience in the fields of advertising and marketing as well as entertainment. In addition, several of our Directors, especially Messrs. Allen, Sr., Allen, Jr. and Roderick, also are very experienced and have business contacts in this area.

MEG plans on using Direct Response Marketing to promote and sell:

•

Products that it obtains access to through its arrangements with DWP, and

•

Consumer entertainment products developed by MEG.

MEG will utilize direct response marketing and a variety of advertising channels to increase its exposure among prospective customers. The direct response industry, consisting of direct response television and radio marketing, live home shopping channels, direct mail, catalogs, internet marketing and advertising, and outbound telemarketing, is one of the fastest growing segments of the retailing industry.

MEG’s planned use of direct response TV, if implemented, will allow customers the opportunity to purchase products directly from the infomercial, thereby generating immediate sales and leads. Websites, email, and social media will be additional priorities for MEG in building its future sales channels.

MEG will promote its products through the use of predominantly short and long form infomercials as the basis of its promotional strategy. We believe that television advertising is an effective means of reaching a large target population when marketing consumer products allowing customers the opportunity to immediately answer the “call to action” and purchase products directly from the infomercial, thereby generating immediate sales and leads.

Infomercials are aired on local broadcast stations and national cable networks in over 200 broadcast markets. The scripts for our initial infomercials will be prepared jointly by us and representatives DWP. They will then be filmed through facilities arranged by DWP.

We will use an outside independent call center to handle telephone calls originating from the infomercials. Products will be stored at and shipped from an independent distribution center. There will generally be shipping and handling charges included with product sales to cover the costs of these centers.

Each station or cable network will be assigned a toll free telephone number by the call center and provided with an individual copy of the show digitally marked to display its unique number throughout the airing. Orders will be recorded by the inbound call center tracking each one as it corresponds to individual stations. Results will be analyzed and presented in a report to compare station results and quantify overall sales.

We have had preliminary discussions with call and distribution centers but have not entered into any formal agreements.

Our television direct marketing infomercials and commercials will be significantly impacted by government regulation of television advertising, particularly those regulations adopted by the Federal Communications Commission. These regulations impose restrictions on, among other things, the air time, content, and format of our planned direct response television programs. If we are required to remove or alter the format or content of our television programs, our business could be harmed. Additional regulations may be imposed on television advertising in the future. Legislation regulating the content of television advertisements has been introduced and passed in Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting television advertising may harm the results of our operations.

PILOXING® - In May 2014, we entered into an exclusive license agreement with PILOXING® Academy, LLC (http://piloxing.com), a sports conditioning program, which gives MEG the exclusive rights worldwide to market PILOXING® and its associated apparel line and other products. PILOXING is an established proprietary fitness program supported with a DVD workout video and a clothing line that blends the best of Pilates, boxing and dance into a high-energy interval workout that incorporates interval and barefoot training to burn maximum calories and increase stamina.

Viveca Jensen, a Swedish born fitness expert, created the PILOXING® brand and programs by combining her fitness experience and passion to create an exercise program in which trained certified instructors can network fitness group classes in their local cities. Ms. Jensen drew elements of dance, pilates and boxing to craft this new inter-disciplinary exercise program and branded it PILOXING®. Today, the PILOXING® community extends to over 40 countries and more than 1,000 instructors worldwide. Ms. Jensen has appeared on national television for PILOXING and recently appeared as the "Top Fitness Exercise Program" in Fitness Magazine.

Pilates is a physical fitness system developed in the early 20th century by Joseph Pilates and popular in many countries, including Germany, the United States, Australia and the United Kingdom. As of 2005, there were 11 million people practicing the discipline regularly and 14,000 instructors in the United States alone.

Under our agreement with PILOXING®, MEG will be responsible for all worldwide marketing efforts of PILOXING®, including DRTV, Internet and Retail sales. Under our agreements MEG will:

•

Work with Dixie Worldwide Productions, Inc. (DWP) to create and produce several video infomercials ranging from 30 seconds to 60 seconds to 30 minutes.

•

Arrange with an independent media company to determine the media buys for Broadcast, Cable and Internet airings. One of the members of our Board of Directors, Mr. Roderick, is Vice President of Business Development at Mercury Media, one of the largest media services buying agency specializing in television and radio media placement for the U.S. and Canadian markets.

•

Select two independent call centers to take calls from potential customers who respond to the direct response shows.

•

All sales will be handled through credit card transactions. MEG will establish a specific bank account that will handle these consumer funds. Total sales will vary according to the availability of upsell products sold by our call center representatives.

Revenues collected by us will be distributed as follows:

•

A royalty fee on revenues ranging from 4% to 8% (depending on the geographic location and nature of each sale) will be paid by us to the owners of PILOXING® Academy LLC based on net sales (after returns); and

•

Pay media and call center costs; and

•

Production costs plus a fee equal to 20% of such costs to DWP; and

•

Administration fee of 7.5% of remaining amounts payable to each DWP and MEG; and

•

Remainder of profits, if any, split between MEG and DWP

Production costs will be incurred principally with outside contractors working on writing, filming, and editing of the advertisements and infomercials. Those efforts will be supervised and approved by DWP as well as us. The costs incurred for outside contractors will be paid entirely by us. DWP will be paid for supervisory and advisory costs.

It will take MEG several months to get the PILOXING® project going. At the closing of the license agreement, we paid PILOXING® Academy LLC an advance of $50,000 on its royalty fees. We also agreed to pay DWP an advance of $15,000 for its costs. Mr. Neubauer loaned these funds to MEG.

We are currently negotiating similar direct response marketing agreements with entities for several other products. We cannot predict the timing or likelihood of these agreements being executed.

Going forward, we plan to expand marketing on social media and the Internet.

At June 30, 2014 our cash balance was $777. We have relied on demand loans from our President to fund our operations. However, if no amounts are raised from any source , we are likely to run out of cash if no funds are realized from the PILOXING® program. That program is likely to commence before the end of 2014 or in early 2015 ..

Films

MEG will concentrate principally on Direct Response Marketing for the next 18 months because of the agreement in place and additional ones being negotiated. MEG’s strategies for films, which will principally be faith-based or films with a message, after that are:

Develop Projects Jointly with DWP – the arrangement with DWP gives MEG access to the facilities at Dixie State University, including all cinematic equipment, staff and studios including a 16,000 square foot sound stage. This gives us the ability to produce films under our own direction.

Co-Productions - involve raising and providing funds for films that have started production and require additional financing. If we are able to obtain financing from contacts of our management, we could be selective in these ventures which are potentially beneficial for several reasons, including MEG can be the last in, meaning it has a shorter investment span than other investors and can also negotiate to be first out. The co-financing scenarios and requirements would look like this:

•

A studio project that is well packaged with a good script, key actors, and notable director;

•

An independent film project that is well packaged with a good script, key actors, and notable Director with 50% financing in place; or

•

An independent film project that is well packaged with a good script, key actors, and notable director with worldwide distribution in place.

Studios also often hire film production companies to produce films from their large inventories because they do not have the time and/or financial capability to undertake these projects due to emphasis being placed on larger mega productions. When the studio and the production company agree on a budget for the film, the production company keeps the difference between the budget and the actual cost of production, as well as a producer’s fee and a fixed percentage of the film's income from all distribution sources.

MEG’s ability to produce quality films at or under budget will stem from low overhead and strong relationships with industry suppliers. As MEG will not receive funds (other than the producer’s fee which is paid over the course of production) from the studio until after the film is delivered, interim financing will be arranged to cover the cost of producing the film. A completion bond will be mandatory. We cannot provide any assurances as to the likelihood of being able to obtain interim financing or a completion bond.

Acquisition to Rights of Finished Films – We will identify potentially profitable, generally low budget, films through our network of independent filmmakers as well as industry festivals and trade shows like Sundance, Tribeca, Cannes, and Toronto. While it is possible that one or more of these films will be distributed in theaters, our business plan only relates to revenue sources from non-theatrical outlets.

We will negotiate to acquire the rights to license (as sales agent) these films for a period of seven to 25 years in return for a commission ranging from 10-30% of the licensing fees paid by the distributors. In some cases, we will incur minimal upfront costs including: advances to the filmmaker, costs for finalizing the film, and marketing costs. Upon signing a sales agent contract, we and the filmmakers will agree on the “market attendance fees”, trailer/artwork and other marketing costs. These costs, along with any advances to the filmmaker and/or costs to complete the film, will be recouped before any proceeds are paid to the filmmaker. We estimate that we will incur costs of approximately $25,000 to $150,000 per film to prepare marketing materials including the production of a trailer, artwork, etc.

MEG will market these films to distributors in domestic by utilizing its relationships with distributors for various markets as well as through industry shows and conferences. In the future, MEG will consider distributing in international markets to be determined. However, no specific plans exist at this time and will not be undertaken unless and until we have the resources to do so.

Competition

The direct response marketing industry, which we will be emphasizing for at least the next year to 18 months, includes numerous companies that market their products on television through infomercials. These companies include including GT Brands, Tri-Star Products, Telebrands, Idea Village, Guthy-Renker, Tilia (a division of Jarden, Inc.), and Sylmark, all of which have significantly greater resources and name recognition than do we. We plan on competing by seeking smaller companies that we can serve in a personal and effective manner and will take advantage of the contacts of the members of our Board of Directors.

The competition in the film industry ranges from major film production companies to small independent film makers and distributors.

Most of these competitors have significantly more financial resources than do we. Our principal method to compete is to utilize the knowledge, experience and contacts of our management team. We cannot provide any assurances as to the likelihood of our success in this regard.

Intellectual Property

We have no patents or similar assets.

Employees

We have three employees, including our founder and president, Kurt E. Neubauer. Mr. Neubauer devotes fulltime to us. John Pepe, our chief operating officer, devotes approximately 75% of his time to us. Tim Williams, executive vice president, devotes 90% of his time to us. Much of the day-to-day work that needs to be done will be done with joint venture partners and independent contractors.

There is no written employment contract or agreement with Messrs. Neubauer, Pepe or Williams.

Property

Our mailing address is PO Box 861, Sugar Land, Texas 77487-0861. For the foreseeable future Messrs. Neubauer, Pepe and Williams will provide offices in their personal residences. Our telephone number is 800-314-8912.

Litigation

We are not party to any pending, or to our knowledge, threatened litigation of any type.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our management consists of:

Name	Age	Title
Kurt E. Neubauer	62	Chairman of the Board and President
John Pepe	56	Chief Operating Officer, Secretary and Director
Tim Williams	59	Executive Vice President and Director
Richard Allen, Sr.	65	Director
Richard Allen, Jr.	33	Director
Russ Regan	70	Director
John Indelicato	65	Director
Bob Lancaster	70	Director
Ted Roderick	60	Director

Kurt E. Neubauer founded us and has been chief executive officer since inception in 2002. From 2005 to 2011, Mr. Neubauer was chief executive officer at Planet Resource Recovery, Inc., a publicly -held entity that developed a proprietary line of inorganic products to aid in the remediation and recovery of hydrocarbons and water. In 2012 he became CEO and Director of Champion Entertainment, Inc, a privately- held entity in the film and entertainment industry. In 2013 he began devoting fulltime to us. Mr. Neubauer attended Texas A&M University – Kingsville.

John Pepe became chief operating officer, corporate secretary and director in November 2013. From 2010 to present he is Managing Director of both Atascosa Holdings, LLC, an investment company, and Atascosa Disposal Well Services. Prior to 2010, he was a Director with RCI Partners, a private management consultancy involved in entertainment and digital media industries. Mr. Pepe holds a Master of Fine Arts degree from the University of Southern California in the Peter Stark Motion Picture Producing Program and a Bachelor of Science degree from the University of Texas. He was also a board director for the Technology Incubator of West Houston from 2010 -2013.

Tim Williams has been executive vice president and director of the Company since September 2013. From April 2009 to August 2010 he was executive vice president of Planet Resource Recovery, Inc. From August 2010 until July 2011 he was chairman of the board for Espion International, an artificial intelligence based email Protection Company. He currently serves as a board director for three private companies; ExpertCarAdvice.com, Clique Vodka, and Mobile Authentication Corporation. Mr. Williams attended College of Marin in California and the extension film school at UCLA.

Richard F. Allen, Sr. has been a Director of the Company since December 2013. He is the founder, Chairman, President and CEO of Dixie Worldwide Productions, Inc. since 2010. Prior to 2010, Mr. Allen operated as a direct response-marketing consultant and from 2003 through 2006 he was the Chairman and Chief Executive Officer of Ronco Corporations, Inc., Ronco Inventions, Inc., Popeil Inventions, Inc. and Castle Media, Inc., representing annual sales of $125 million (plus) a year in the direct response television marketing industry. Mr. Allen holds a Masters degree in International Management from the American Graduate School of International Management, and a Bachelor of Arts degree from the University of Arizona.

Richard F. Allen, Jr. has been a Director of the Company since 2013. He is also co-founded Dixie Worldwide Productions, Inc. in 2010 and is currently the Vice President and Executive Producer. Between 2003 through 2009, Mr. Allen held management positions including Senior Manager of Product Engineering and Product Development at Ronco Corporation as well as Director of Information Technology, Director of Ecommerce and Media Buyer at Ronco Inventions, Inc., and Popeil Inventions, Inc., a $125 million in sales Direct Response Infomercial Company. Mr. Allen graduated from Phillips Academy Andover, Andover, MA and from Occidental College, Los Angeles, CA with an Advanced Bachelors of Fine Arts while also attending California Institute of Technology and Pasadena Art Center with additional studies in Physics, Mechanical Engineering, Product Design and Economics for Business Management.

Russ Regan has been a Director of the Company since 2013. He is also a current board director of Dixie Worldwide Productions, Inc. and music marketing consultant since inception of the Company. From 1997 to 2014, Mr. Regan has been a freelance music consultant. Overall, Mr. Regan has more than 40 years of corporate executive experience in the music and entertainment industries. Mr. Regan is a long-time record executive who was President of both UNI Records and 20th Century Records, and worked at Motown Records. Mr. Regan in his career has achieved the sales of more than one billion records sold worldwide, and has played a major role in the careers of the biggest names in the music business, including Elton John, The Beach Boys, Neil Diamond, Barry White, Olivia Newton-John, and the Alan Parsons, all of whom credit Regan as a major force behind their success. Mr. Regan started in record promotion with Motown in the early years of the company. His first project at Motown was Motown's first Billboard Please Mr. Postman by The Marvelettes. He later went on to promote songs by The Supremes, Smokey Robinson & The Miracles, Stevie Wonder, The Temptations and Marvin Gaye. Mr. Regan has provided services for The Beach Boys, Frank Sinatra and Jimmy Miller Productions. Mr. Regan graduated with an associated arts degree from Modesto Junior College, and has been awarded Music Industry Man of the Year by the National Association of Record Merchandisers, and Man of the Year by Billboard Magazine.

John Indelicato has been a Director of the Company since December 2013. He is also a current Board Director of Dixie Worldwide Productions, Inc. Mr. Indelicato is the Founder and Managing Director of IT Trading LLC and has operated it since 2007.

Robert Lancaster has been a Director of the Company since December 2013. He is also a current Director for Dixie Worldwide Productions, Inc. From 1997 to present, Mr. Lancaster has been an independent consultant. Mr. Lancaster previously served as VP of Retail Sales for ConAgra Grocery Products Company, managing a $4 billion division. Mr. Lancaster has a Bachelor of Science degree from the University of Illinois, attended Oxford University in England, and has an advanced degree in management from Templeton College.

Ted Roderick has been a Director of the Company since 2013. He is also a current Board Director of Dixie Worldwide Productions, Inc. and media marketing consultant. Mr. Roderick has been the Vice President of Business Development at Mercury Media (Santa Monica, CA) since 2008. Mercury Media is the largest media services buying agency specializing in television and radio media placement for the U.S. and Canadian markets. Mr. Roderick graduated from the University of West Virginia with a Bachelors in Business Administration as well as an additional degree from the Culinary Institute of America – Hyde Park, NY.

As indicated in the description of their backgrounds, each and every member of the Board of Directors has experience in general business and been successful in their own careers. Each has many business contacts. As such, they, individually and as a group, make an excellent board for a young company.

Possible Potential Conflicts

The OTCBB on which we plan to have our shares of common stock quoted does not currently have any director independence requirements. . A market maker has agreed to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part and the subsequent closing of this offering. There can be no assurance that the market maker’s application will be accepted by FINRA

No member of management will be required by us to work on a full time basis. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

Mr. Neubauer is and plans to continue being involved on a fulltime basis with us. John Pepe, our chief operating officer, devotes approximately 75% of his time to us. Tim Williams, executive vice president, devotes 90% of his time to us. The other directors will devote time as specifically needed if their schedules permit.

Code of Business Conduct and Ethics

We adopted a Code of Ethics and Business Conduct which is applicable to our future employees and which also includes a Code of Ethics for our chief executive and principal financial officers and any persons performing similar functions. A code of ethics is a written standard designed to deter wrongdoing and to promote:

•

honest and ethical conduct,

•

full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,

•

compliance with applicable laws, rules and regulations,

•

the prompt reporting violation of the code, and

•

accountability for adherence to the code.

A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as Exhibit 14.1 to our Registration Statement of which this prospectus is a part.

Board of Directors

We currently have nine directors, none of whom are considered independent.

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. Our directors’ terms of office expire on December 31, 2014. All officers are appointed annually by the board of directors and, subject to existing employment agreements (of which there are currently none) and serve at the discretion of the board. Currently, a person serving as a director receives no compensation for serving in the role as a director.

If at any point we have an even number of directors, tie votes on issues are resolved in favor of the chairman’s vote.

Involvement in Certain Legal Proceedings

During the past ten years, no present director, executive officer or person nominated to become a director or an executive officer of MEG:

1.

had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he/she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he/she was an executive officer at or within two years before the time of such filing (except for Tim Williams who was an executive office of a private company that filed for bankruptcy under federal bankruptcy laws in 2008);

2.

was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other similar minor offenses);

3.

was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him/her from or otherwise limiting his/her involvement in any of the following activities:

i.

acting as a futures commission merchant, introducing broker, commodity trading advisor commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.

engaging in any type of business practice; or

iii.

engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

4.

was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of an federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3) (i), above, or to be associated with persons engaged in any such activity; or

5.

was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

We currently have no independent directors because all of our directors are either officer of MEG or are affiliated with Dixie Worldwide Productions, Inc. Concurrent with having sufficient independent members and resources, if ever, the MEG board of directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage any stock option plan we may establish and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the size of memberships of these committees or when we will have sufficient members to establish committees. See “Executive Compensation” hereinafter.

All directors will be reimbursed by MEG for any expenses incurred in attending board meetings provided that MEG has the resources to pay these fees. MEG will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

Summary Executive Compensation Table

The following table shows, for the fiscal period ended December 31, 2013, compensation awarded to or paid to, or earned by, our Chief Executive Officer and Chief Operating Officer.

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year Ended December 31, (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)(3)
Kurt E. Neubauer, CEO, CFO and Director	2013	-	-	-	-	-	-	18,750 (1)	18,750
	2012	-	-	-	-	-	-	-	-
John Pepe, Chief Operating Officer	2013	-	-	-	-	-	-	48,750 (1) (2)	48,750
Tim Williams	2013	-	-	-	-	-	-	30,000 (2)	30,000

(1)

The compensation paid to Messrs. Neubauer and Pepe in 2013 was satisfied through the issuance of 18,750,000 shares of common stock to each one rather than the issuance of cash.

(2)

Compensation to Messrs. Pepe and Williams includes $30,000 each relating to consulting fees earned prior to either becoming an officer or director. The full $60,000 of this amount is included in the Table and in Accrued Expenses at December 31, 2013.

(3)

The following individuals received an aggregate of 1,507,500 shares of common stock and became directors following the agreement with DWP in 2013:

DIRECTOR SUMMARY COMPENSATION TABLE
Name of Director (a)	Year Ended December 31, (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Richard Allen, Sr.	2013	-	-	-	-	-	-	250	250
Richard Allen, Jr.	2013	-	-	-	-	-	-	250	250
Russ Regan	2013	-	-	-	-	-	-	252	252
John Indelicato	2013	-	-	-	-	-	-	253	253
Bob Lancaster	2013	-	-	-	-	-	-	252	252
Ted Roderick	2013	-	-	-	-	-	-	252	252

The number of shares was as follows:

Name	Shares
Richard Allen, Sr.	250,000
Richard Allen, Jr.	250,000
Russ Regan	251,500
John Indelicato	253,000
Bob Lancaster	251,500
Ted Roderick	251,500

There is no formal employment arrangement with Mr. Neubauer at this time. Mr. Neubauer’s compensation has not been fixed or based on any percentage calculations. Compensation that will be paid in cash will only be awarded at the time and amount that cash is available. No cash compensation will be accrued. From time-to-time, Mr. Neubauer may be granted compensation in the form of shares of our common or preferred stock although no such commitments currently exist.

Mr. Neubauer will make all decisions determining the amount and timing of his compensation and, for the immediate future, will receive the level of compensation each month that permits us to meet our obligations. Mr. Neubauer’s compensation amounts will be formalized if and when his annual compensation exceeds $150,000.

(2)

The Company entered into consulting agreement in 2013 with John Pepe and Tim Williams, who are currently officers and directors, prior to either becoming an officer and director. The agreements were completed prior to either individual becoming an officer or director. The caption, accrued expenses at December 31, 2013, includes $60,000 relating to these agreements.

(3)

The following individuals received an aggregate of 1,507,500 shares of common stock and became directors following the agreement with DWP:

Name	Shares
Richard Allen, Sr.	250,000
Richard Allen, Jr.	250,000
Russ Regan	251,500
John Indelicato	253,000
Bob Lancaster	251,500
Ted Roderick	251,500

The expense recorded when these shares were issued was $1,508.

Grants of Plan-Based Awards Table

None of our named executive officers received any grants of stock, option awards or other plan-based awards. The Company has never issued these types of awards.

Options Exercised and Stock Vested Table

None of our named executive officers has ever been granted or exercised any stock options,

Outstanding Equity Awards at Fiscal Year-End Table

No equity award arrangements have ever been awarded or granted by the Company.

PRINCIPAL SHAREHOLDERS

As of July 15, 2014 we had 48,595,450 shares of common stock outstanding which are held by 50 shareholders. The chart below sets forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have, or claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of July 15, 2014; of all directors and executive officers of MEG and of our directors and officers as a group (of which there are currently only two persons).

Title Of Class	Name, Title and Address of Beneficial Owner of Shares(a)	Amount of Beneficial Ownership(b)	Percent of Class
			Before Offering	After Offering(c)
Common	Kurt E. Neubauer	19,750,000	40.9	28.1
Common	John Pepe	18,750,000	38.6	26.7
Common	Tim Williams	4,001,800	8.2	5.7
Common	Richard Allen, Sr.	250,000.5		.4
Common	Richard Allen, Jr.	250,000.5		.4
Common	Russ Regan	251,500.5		.4
Common	John Indelicato	253,000.5		.4
Common	Bob Lancaster	251,500.5		.4
Common	Ted Roderick	251,500.5		.4
Common	All Directors and Officers as a group (9 persons)	44,009,300	90.6	62.6

(a) The address for purposes of this table is the Company’s mailing address which is PO Box 861, Sugar Land, Texas 77487-0861.

(b) Unless otherwise indicated, MEG believes that all persons named in the table have sole voting and investment power with respect to all shares of the common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.

(c) Assumes the sale of the maximum amount of this offering (21,750,000 shares of common stock). The aggregate amount of shares to be issued and outstanding after the offering would be 70,345,450 based upon such assumption.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The promoters of MEG are Kurt E. Neubauer, John Pepe and Tim Williams, our three executive officers.

The Company issued 1,000,000 shares of our common stock to our president, Kurt E. Neubauer, concurrent with the formal incorporation process of MEG in Nevada in November 2013. The shares were valued at par value, or an aggregate of $1,000, as there is no verifiable market value for the shares due to a lack of trading activity.

In November 2013, MEG issued 18,750,000 shares of common stock to Kurt E. Neubauer, 18,750,000 shares of common stock to John Pepe and 4,001,800 shares of common stock to Tim Williams for services. An expense aggregating $41,501 was recorded relating to these transactions.

At December 31, 2013, the Company had accounts payable of $162,746 due to Kurt E. Neubauer. This amount principally relates to payments made by Mr. Neubauer on behalf of the Company in connection with the production of a movie that was being done jointly with a company affiliated with Mr. Neubauer. Most of the payments were made in 2011 and 2012. The movie was never released and all amounts related to it have been expensed.

The Company entered into consulting agreement in 2013 with John Pepe and Tim Williams, who are currently officers and directors, prior to either becoming an officer and director. The agreements were completed prior to either individual becoming an officer or director. The caption, accrued expenses at December 31, 2013, includes $60,000 relating to these agreements.

The Company has entered into a joint venture agreement with DWP. The senior executives of DWP have become members of the MEG board of directors. These individuals, who received an aggregate of 1,507,500 shares of our common stock, are Richard Allen, Sr., Richard Allen, Jr., Russ Regan, John Indelicato, Bob Lancaster and Ted Roderick. The recorded expense for the shares that were issued was $1,508.

Mr. Neubauer loaned us $ 182,620 in the form of demand loans from his personal resources through June 30, 2014 and a total of $ 255,820 through July 31 , 2014 to enable us to execute a license agreement and for working capital purposes and has verbally committed to continue to provide demand loans from personal resources until the PILOXING® project is completed but cannot provide us with any assurances about additional financial aid or loans thereafter ..

DESCRIPTION OF CAPITAL STOCK

Introduction

We were incorporated under the laws of the State of Nevada in November 2013. MEG is authorized to issue 450,000,000 shares of common stock and 50,000,000 shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 50,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to authorized but unissued 50,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any of these shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•

the number of shares and the designation of the series;

•

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•

whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•

whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any additional shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our Company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 450,000,000 shares of common stock with a par value of $.001 per share. There are 48,595,450 shares of our common stock issued and outstanding at March 6, 2014 that are held by 50 shareholders. Holders of our common stock:

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have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

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are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

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do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

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are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders

The rights of shareholders of Nevada corporations are described below. In addition, the Board of Directors, without a shareholder vote, has the right to amend our bylaws to make it harder or easier to effect a change in our control. A majority of shareholder votes are required for persons to become directors. In addition, shareholders may submit proposals to be voted on at annual meetings, but such items may be rejected by the Board of Directors.

See also Plan of Distribution regarding negative implications of being classified as a “Penny Stock.”

Authorized but Un-issued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock (and/or preferred stock) may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Shareholder Matters

As an issuer of "penny stock" the protection provided by the federal securities laws relating to forward looking statements does not apply to us if our shares are considered to be penny stocks which they currently are and probably will be for the foreseeable future. Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

As a Nevada corporation, we are subject to the Nevada Revised Statutes ("NRS" or "Nevada law"). Certain provisions of Nevada law described below create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Directors' Duties. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and shareholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our board of directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

Dissenters' Rights. Among the rights granted under Nevada law which might be considered material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Nevada Revised Statutes ("NRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Nevada law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

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listed on a national securities exchange,

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included in the national market system by the National Association of Securities Dealers, or

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held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Nevada law also specifies that shareholders are to have the right to inspect company records (see NRS 78.105). This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of:

i.

the articles of incorporation, and all amendments thereto,

ii.

bylaws and all amendments thereto; and

iii.

a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Nevada law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Control Share Acquisitions. Sections 78.378 to 78.3793 of Nevada law contain provisions that may prevent any person acquiring a controlling interest in a Nevada-registered company from exercising voting rights. To the extent that these rights support the voting power of minority shareholders, these rights may also be deemed material. These provisions will be applicable to us as soon as we have 200 shareholders of record with at least 100 of these having addresses in Nevada as reflected on our stock ledger. While we do not yet have the required number of shareholders in Nevada or elsewhere, it is possible that at some future point we will reach these numbers and, accordingly, these provisions will become applicable. We do not intend to notify shareholders when we have reached the number of shareholders specified under these provisions of Nevada law. Shareholders can learn this information pursuant to the inspection rights described above and can see the approximate number of our shareholders by checking under Item 5 of our annual reports on Form 10-K. This form is filed with the Securities and Exchange Commission within 90 days of the close of each fiscal year hereafter. You can view these and our other filings at www.sec.gov in the "EDGAR" database.

Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in company shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested shareholders at a special shareholders' meeting held upon the request and at the expense of the acquiring person. If the acquiring person's shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and we must comply with the demand. An "acquiring person" means any person who, individually or acting with others, acquires or offers to acquire, directly or indirectly, a controlling interest in our shares. "Controlling interest" means the ownership of our outstanding voting shares sufficient to enable the acquiring person, individually or acting with others, directly or indirectly, to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power of our shares in the election of our directors. Voting rights must be given by a majority of our disinterested shareholders as each threshold is reached or exceeded. "Control shares" means the company's outstanding voting shares that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person becomes an acquiring person.

These Nevada statutes do not apply if a company's articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that these provisions do not apply.

According to NRS 78.378, the provisions referred to above will not restrict our directors from taking action to protect the interests of our Company and its shareholders, including without limitation, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power. Likewise, these provisions do not prevent directors or shareholders from including stricter requirements in our articles of incorporation or bylaws relating to the acquisition of a controlling interest in the Company.

Our articles of incorporation and bylaws do not exclude us from the restrictions imposed by NRS 78.378 to 78.3793, nor do they impose any more stringent requirements.

Certain Business Combinations. Sections 78.411 to 78.444 of the Nevada law may restrict our ability to engage in a wide variety of transactions with an "interested shareholder." As was discussed above in connection with NRS 78.378 to 78.3793, these provisions could be considered material to our shareholders, particularly to minority shareholders. They might also have the effect of delaying or making more difficult acquisitions of our stock or changes in our control. These sections of NRS are applicable to any Nevada company with 200 or more stockholders of record and that has a class of securities registered under Section 12 of the 1934 Securities Exchange Act, unless the company's articles of incorporation provide otherwise. With the effectiveness of this registration statement, we will be required to file reports with the SEC under section 15(d) of the Securities Act. Accordingly, upon the effectiveness of this registration statement, we will be subject to these statutes when and if we have 200 shareholders as our Articles of Incorporation do not exempt us from them. We cannot predict the likelihood that we will ever meet the criteria of number of shareholders and being registered under Section 12 of 1934 Securities Exchange Act which would cause us to fall under these statutes or, if we do, what the timeframe will be.

These provisions of Nevada law prohibit us from engaging in any "combination" with an interested stockholder for three years after the interested stockholder acquired the shares that cause him to become an interested shareholder, unless he/she had prior approval of our board of directors. The term "combination" is described in NRS 78.416 and includes, among other things, mergers, sales or purchases of assets, and issuances or reclassifications of securities. If the combination did not have prior approval, the interested shareholder may proceed after the three-year period only if the shareholder receives approval from a majority of our disinterested shares or the offer meets the requirements for fairness that are specified in NRS 78.441-42. For the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more shareholders. An "interested stockholder" is defined in NSR 78.423 as someone who is either:

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the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding voting shares; or

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our affiliate or associate and who within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding shares at that time.

Amendments to Bylaws - Our articles of incorporation provide that the power to adopt, alter, amend, or repeal our bylaws is vested exclusively with the board of directors. In exercising this discretion, our board of directors could conceivably alter our bylaws in ways that would affect the rights of our shareholders and the ability of any shareholder or group to effect a change in our control; however, the board would not have the right to do so in a way that would violate law or the applicable terms of our articles of incorporation.

Transfer Agent

The Transfer Agent for our common stock is Action Stock Transfer Company, 2469 E. Ft. Union Blvd., Suite 214, Salt Lake City, UT 84121. Its telephone number is 801-274-1088.

PLAN OF DISTRIBUTION

There is no public market for our common stock. Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited. A market maker has filed an application with FINRA so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part and the subsequent closing of this offering. There can be no assurance as to whether such market maker’s application will be accepted by FINRA nor can we estimate the time period that will be required for the application process. In the absence of quotation or listing, no market is available for investors in our common stock to sell their shares. We cannot provide any assurance that a meaningful trading market will ever develop or that our common stock will ever be quoted or listed for trading.

If the shares of our common stock ever become tradable, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. As a result, investors may be unable to sell their shares at or greater than the price at which they are being offered.

This offering will be conducted on a best-efforts basis utilizing the efforts of Messrs. Neubauer, Pepe and Williams, who will be considered to be a statutory underwriters under the Securities Act for purposes of this offering. Potential investors include, but are not limited to, family, friends and acquaintances of Messrs. Neubauer, Pepe and Williams. The intended methods of communication include, without limitation, telephone calls and personal contact. In his endeavors to sell this offering, Messrs. Neubauer, Pepe and Williams will not use any mass advertising methods such as the internet or print media.

Funds received by the sales agent in connection with sales of our securities will be transmitted immediately into an escrow account. There can be no assurance that all, or any, of the shares will be sold.

Messrs. Neubauer, Pepe and Williams will not receive commissions for any sales originated on our behalf. We believe that Mr. Neubauer is exempt from registration as a broker under the provisions of Rule 3a4-1 promulgated under the Exchange Act. In particular, Messrs. Neubauer, Pepe and Williams:

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Are not subject to a statutory disqualification, as that term is defined in Section 3(a)39 of the Act, at the time of his participation;

a.

Are not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

b.

Are not an associated person of a broker or dealer; and

c.

Meet the conditions of the following:

i.

Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities;

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Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and

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Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs within this section, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within a rule 415 registration

There can be no assurance that all, or any, of the shares will be sold. As of this date, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent. However, if we were to enter into such arrangements, we will file a post-effective amendment to disclose those arrangements because any broker/dealer participating in the offering would be acting as an underwriter and would have to be so named herein. In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of this date, we have not identified the specific states where the offering will be sold.

The proceeds from the sale of the shares in this offering will be payable to Frank J. Hariton, Attorney-at-Law, – Trust Account. ("Trust Account"). Failure to do so will result in checks being returned to the investor who submitted the check. No interest will be paid to any shareholder or the Company. All subscription agreements and checks are irrevocable. The Company reserves the right to begin using these proceeds as soon as the funds have been received or any time thereafter and will retain broad discretion in the allocation of the net proceeds of this offering.

Investors can purchase common stock in this offering by completing a Subscription Agreement, a copy of which is filed as Exhibit 99.1 to the registration statement of which this prospectus is a part, and sending it together with payment in full. All payments must be made in United States currency either by personal check, bank draft, or cashier check. There is no minimum subscription requirement. All subscription agreements and checks are irrevocable. The Company expressly reserves the right to either accept or reject any subscription. Any subscription rejected will be returned to the subscriber within five business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

Any purchasers of our securities should be aware that any market that develops in our common stock will be subject to “penny stock” restrictions.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

The trading of our securities, if any, will be in the over-the-counter markets which are commonly referred to as the OTCBB as maintained by FINRA (once and if and when quoting thereon has occurred). As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

OTCBB Considerations

OTCBB securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCBB stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We are not permitted to file such application on our own behalf. A market maker has filed an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance that the market maker’s application will be accepted by FINRA, nor can we estimate as to the time period that the application will require.

The OTCBB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCBB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCBB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company assuming all FINRA questions relating to its Rule 211 process are answered accurately and satisfactorily. The only requirement for ongoing inclusion in the OTCBB is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate that quotation on the OTCBB will increase liquidity for our stock, investors may have difficulty in getting orders filled because trading activity on the OTCBB in general is not conducted as efficiently and effectively as with NASDAQ-listed securities. As a result, investors’ orders may be filled at a price much different than expected when an order is placed.

Investors must contact a broker-dealer to trade OTCBB securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

OTCBB transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the DTC to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions - like all the companies on the OTCBB). What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

Because OTCBB stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Section 15(g) of the Exchange Act

Our shares will be covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules (but is not applicable to us).

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

 Rule 3a51-1 of the Exchange Act establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

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the basis on which the broker or dealer made the suitability determination, and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, which is likely, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it difficult to dispose of the Company’s securities.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

We will consider applying for listing in Mergent, Inc., a leading provider of business and financial information on publicly listed companies, which, once published, will provide MEG with “manual” exemptions in approximately 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.”

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Mergent, Inc. or Standard and Poor's Corporate Manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing (assuming that being a development stage and shell company is not a bar to such listing), secondary trading can occur in these states without further action.

At some point in the future following the effectiveness of this Prospectus, the Company may consider becoming a “reporting issuer” under Section 12(g) of the Exchange Act, as amended, by way of filing a Form 8-A with the SEC. However, there are no plans of doing so in the foreseeable future. A Form 8-A is a “short form” of registration whereby information about the Company will be incorporated by reference to the Registration Statement on Form S-1, of which this prospectus is a part. Upon filing of the Form 8-A, if done, the Company’s shares of common stock will become “covered securities,” or “federally covered securities” as described in some states’ laws, which means that unless you are an “underwriter” or “dealer,” you will have a “secondary trading” exemption under the laws of most states (and the District of Columbia, Guam, the Virgin Islands and Puerto Rico) to resell the shares of common stock you purchase in this offering. However, four states do impose filing requirements on the Company: Michigan, New Hampshire, Texas and Vermont. The Company intends, at its own cost, to make the required notice filings in Michigan, New Hampshire, Texas and Vermont immediately after filings its Form 8-A with the SEC.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

Limitations Imposed by Regulation M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Frank J. Hariton, Attorney-at-Law, 1065 Dobbs Ferry Road, White Plains, NY 10607.

EXPERTS

The financial statements of MEG as of December 31, 2013 and for the fiscal periods then ended included in this prospectus have been audited by independent registered public accountants and have been so included in reliance upon the report of L.L. Bradford & Company given on the authority of such firm as experts in accounting and auditing.

UNAUDITED INTERIM STATEMENTS

The information for the interim periods ended June 30, 2014 is unaudited; however, it includes all adjustments considered necessary by management for a fair presentation of our financial condition and results of operations.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries except that our counsel has agreed that his legal fees will only become payable if and when this registration statement is declared effective and we receive a trading symbol. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to our registration statement.

As of the effective date of this prospectus, MEG became subject to the informational requirements of the Exchange Act, as amended. Accordingly, we will file annual, quarterly and special reports, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

Momentous Entertainment Group, Inc.

PO Box 861

Sugar Land, Texas 77487-0861

800-314-8912

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Momentous Entertainment Group, Inc.

Sugar Land, TX

We have audited the accompanying balance sheets of Momentous Entertainment Group, Inc. as of December 31, 2013 and 2012, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

L.L. Bradford & Company

/s/ L.L. Bradford & Company

Houston, Texas

February 28, 2014

MOMENTOUS ENTERTAINMENT GROUP, INC.

BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS

Current Assets:
Cash	$495	$-
Inventory	2,873	-
Prepaid expenses	2,000	-
Total	5,368	-

Total	$5,368	$-

LIABILITIES AND STOCKHOLDER DEFICIT

Current Liabilities
Accounts payable to President	$162,746	$145,742
Accounts payable	3,795	-
Accrued expenses	118,175	-
Loans payable	25,000	-
Total	309,716	145,742

Stockholder Deficit:
Preferred stock: $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding		-
Common stock: $0.001 par value; 450,000,000 shares authorized; 48,595,450 and 1,000,000 shares issued and outstanding	48,595	1,000
Accumulated deficit	(352,943)	(146,742)
Total	(304,348)	(145,742)

Total	$5,368	$-0-

See accompanying notes to the financial statements

MOMENTOUS ENTERTAINMENT GROUP, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012

Revenue	$7,915	$-

Costs and Expenses:
Project costs	17,132	15,055
Marketing, general and administrative	196,984	51,615

Net income (loss)	$(206,201)	$(66,670)

Net Income (Loss) Per Share: Basic And Diluted	$(0.04)	$(0.07)

Weighted Average Number Of Shares Outstanding: Basic And Diluted	4,966,286	1,000,000

See accompanying notes to the financial statements.

MOMENTOUS ENTERTAINMENT GROUP, INC.

STATEMENT OF STOCKHOLDER DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Preferred Stock	Preferred Stock Amount	Common Stock	Common Stock Amount	Deficit	Total
Balance, January 1, 2012	-	$ -	1,000,000	$ 1,000	$ (80,072)	$ (79,072)
Net loss	-	-	-	-	(66,670)	(66,670)

Balance, December 31, 2012	-	-	1,000,000	1,000	(146,742)	(145,742)

Issuance of shares for services	-	-	47,595,450	47,595	-	47,595
Net loss	-	-	-	-	(206,201)	(206,201)

Balance, December 31, 2013	-	$ -	48,595,450	$ 48,595	$ (352,943)	$ (304,348)

See accompanying notes to the financial statements.

MOMENTOUS ENTERTAINMENT GROUP, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(206,201)	$(66,670)
Shares issued to settle expenses	47,595	-
Adjustments to reconcile net loss to net cash used in operating activities:
Change in inventory	(2,873)
Change in prepaid expenses	(2,000)
Change in accounts payable and accrued expenses	138,974	66,670
Cash Flows Provided by Operating Activities	(24,505)	-0-

CASH FLOWS FROM FINANCING ACTIVITIES
Receipt of loans	25,000	-0-

CASH FLOWS FROM INVESTING ACTIVITIES	-0-	-0-

NET CHANGE IN CASH	495	-0-

Cash, beginning of year	-0-	-0-
Cash, end of year	$495	$-0-

See accompanying notes to the financial statements.

MOMENTOUS ENTERTAINMENT GROUP, INC.

Notes to the Financial Statements

December 31, 2013

NOTE 1 – ORGANIZATION

 Momentous Entertainment Group, Inc. (the “Company”) was founded by Kurt E. Neubauer as Financial Equity Partners, Inc., a Texas company, in 2004 and was incorporated as a C corporation under the laws of the State of Nevada as Momentous Entertainment Group, Inc. in November 2013. It had very limited activities until June 2011 when it started designing a detailed business plan focused on creating, producing and distributing quality entertainment content across various media channels utilizing direct response media marketing.

The transaction in which the Company became an incorporated entity in the State of Nevada has been accounted for in a manner similar to a recapitalization for financial accounting purposes. The accompanying financial statements have been prepared as if the transaction had occurred on the first day of the first period (January 1, 2012) included in the financial statements, and all operating data represents an ongoing continuation of the Company’s operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a calendar year end.

Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Inventory

Inventory is valued at cost using the first-in, first-out cost flow assumption. All inventory consists of finished products ready for sale.

Stock-based Compensation

The Company will follow Accounting Standards Codification (ASC) 718-10, Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company has not adopted a stock option plan and has not granted any stock options.

Use of Estimates and Assumptions

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. The Company has adopted the provisions of ASC 260.

Earnings (Loss) per Share

Net loss per common share is computed pursuant to ASC 260-10-45. Basic and diluted net income per common share has been calculated by dividing the net income for the period by the basic and diluted weighted average number of common shares outstanding assuming that the Company incorporated as of the beginning of the first period presented. There were no dilutive shares outstanding as of December 31, 2013.

Income Taxes

The Company follows section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

No provision was made for Federal income tax at December 31, 2013.

Revenue Recognition

The Company follows ASC 605-10-S99-1 for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

 Subsequent Events

The Company follows the guidance in ASC 855-10-50 for the disclosure of subsequent events. The Company evaluates subsequent events from the date of the balance sheet through the date when the financial statements are issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them with the SEC on the EDGAR system.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

The Company is an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (JOBS Act). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the benefits of this extended transition period.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has very limited financial resources, with working capital and net shareholder deficits and had generated limited revenue at December 31, 2013.

While the Company is undertaking its business plan to generate additional revenues, the Company’s cash position may not be sufficient to support the Company’s basic business plan and product development efforts. Management believes that the actions presently underway to increase the number of contracts undertaken have a realistic chance of succeeding. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – SHARE CAPITAL

The Company is authorized to issue 450,000,000 shares of common stock and 50,000,000 shares of preferred stock. At the time of incorporation in Nevada, the Company issued 1,000,000 shares of its common stock to its President in exchange for the business of Financial Equity Partners, Inc. The shares were valued at par value as there is no verifiable market value for the shares due to a lack of trading activity.

In December 2013 the Company issued 47,595,450 shares of common stock for services, including 41,508,800 shares to the Company’s principal executive officers and 1,507,500 to outside directors. All shares were valued at par since they have a negative book value, and there is no trading market.

At December 31, 2013, there were 48,595,450 shares of common stock outstanding.

NOTE 5 – LOANS

The Company has two demand loan payables outstanding in the principal amounts of $15,000 and $10,000, respectively. Both lenders are not affiliated to the Company. The loan with the balance of $10,000 is convertible at the holder’s option into shares of the Company’s common stock at the rate of $.25 per share. The notes are non-interest bearing and unsecured.

NOTE 6 - INCOME TAXES

The Company operates in the United States; accordingly, federal and state income taxes have been provided based upon the tax laws and rates of the U.S. The Company has incurred losses since inception and, accordingly has a net operating loss carry forward as of December 31, 2013 of approximately $272,000. This loss carry forward expires according to the following schedule:

Year Ending December 31,	Amount
2032	$65,000
2033	207,000
Total	$272,000

The income tax provision differs from the amount of income tax determined by applying the federal income tax rate to pre-tax income from continuing operations for the years ended December 31, 2013 and 2012, due to the following:

Description	2013	2012
Tax provision at expected tax rate	$(70,105)	$(22,668)
Application of valuation allowance	70,105	22,668
Income tax provision	$-	$-

Deferred tax assets at December 31, 2013 and 2012 are comprised of net operating loss carry forwards. The amounts for tax purposes could vary from those disclosed above as the Company has not addressed the differences in valuation of share based compensation for tax purposes.

Tax years 2009-2013, remain subject to examination by the IRS and respective states.

NOTE 7 – RELATED PARTY TRANSACTIONS

At December 31, 2013, the Company had accounts payable of $162,746 due to its President. This amount principally relates to payments made by the Company’s President on behalf of the Company in connection with the production of a movie that was being done jointly with a company affiliated with the Company’s president. Most of the payments were made in 2011 and 2012. The movie was never released and all amounts related to it have been expensed.

The Company entered into consulting agreement in 2013 with two current officers and directors prior to either becoming an officer and director. The agreements were completed prior to either consultant becoming an officer or director. Accrued expenses at December 31, 2013 include $60,000 relating to these agreements.

The Company entered into a joint venture with Dixie Worldwide Productions, Inc. (“DWP”) which is a producer, developer, marketer and distributor of film, video news releases, commercials, infomercials and sellers of consumer products through Direct Response Television. Following the execution of the agreement several executives of DWP became members of the Company’s Board of Directors and were issued an aggregate of 1,507,500 shares of the Company’s common stock.

NOTE 8 - SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events from January 1, 2014 through February 28, 2014, the date of issuance of the audited financial statements and has determined it does not have any material subsequent events to disclose.

MOMENTOUS ENTERTAINMENT GROUP, INC.

BALANCE SHEETS

JUNE 30, 2014 AND DECEMBER 31, 2013

(Unaudited)

	June 30, 2014	December 31,2013
ASSETS

Current Assets:
Cash	$777	$495
Inventory	2,774	2,873
Deferred production costs	50,700	-
Prepaid expenses and other	6,000	2,000
Total	60,251	5,368

Total	$60,251	$5,368

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable to President	$162,746	$162,746
Demand loans due to President	182,620	-
Accounts payable	7,878	3,795
Accrued expenses	240,720	118,175
Loans payable	20,500	25,000
Total	614,464	309,716

Stockholders’ Deficit:
Preferred stock: $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock: $0.001 par value; 450,000,000 shares authorized; 48,595,450 shares issued and outstanding	48,595	48,595
Accumulated deficit	(602,808)	(352,943)
Total	(554,213)	(304,348)

Total	$60,251	$5,368

See accompanying notes to the financial statements

MOMENTOUS ENTERTAINMENT GROUP, INC.

STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

(Unaudited)

	2014	2013

Revenue	$541	$-

Costs and Expenses:
Project costs	75,026	2,500
Marketing, general and administrative	175,380	1,125
T0tal	250,406	3,625
		-
Net (loss)	$(249,865)	$(3,625)

Net (Loss) Per Share: Basic And Diluted	$(0.01)	$(0.00)

Weighted Average Number Of Shares Outstanding: Basic And Diluted	48,595,450	1,000,000

See accompanying notes to the financial statements.

MOMENTOUS ENTERTAINMENT GROUP, INC.

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

(Unaudited)

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(249,865)	$(3,625)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in deferred production costs	(50,700)	-
Change in inventory	99	-
Change in prepaid and other	(4,000)	-
Change in accrued expenses	122,545	3,625
Change in accounts payable	4,083	-
Cash Flows Provided by Operating Activities	(177,838)	-0-

CASH FLOWS FROM FINANCING ACTIVITIES
Receipt of demand loans from President	182,620	-0-
Payment on loans payable	(4,500)	-0-
	178,120	-0-

CASH FLOWS FROM INVESTING ACTIVITIES	-0-	-0-

NET CHANGE IN CASH	282	-0-

Cash, beginning of period	495	-0-
Cash, end of period	$777	$-0-

See accompanying notes to the financial statements.

MOMENTOUS ENTERTAINMENT GROUP, INC.

Notes to the Financial Statements

June 30, 2014

(Unaudited)

NOTE 1--BASIS OF PRESENTATION

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) set forth in Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2013 and notes thereto contained elsewhere in this Prospectus.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has very limited financial resources, with working capital and net shareholder deficits at June 30, 2014.

While the Company is undertaking its business plan to generate additional revenues, the Company’s cash position may not be sufficient to support the Company’s basic business plan and product development efforts. Management believes that the actions presently underway to increase the number of contracts undertaken have a realistic chance of succeeding. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – DEMAND LOANS FROM PRESIDENT

During the six months ended June 30, 2014 the Company’s President made demand loans aggregating $182,620 from his personal resources, the proceeds from which were used to finance operations. All demand loans made by the Company’s President bear interest at 3% per annum.

As of July 31 , 2014, the balance of total outstanding demand loans due to the Company’s President was $ 255,820 ..

NOTE 4 – PRODUCTION AND SIMILAR COSTS

The Company has expensed the initial royalty paid for its licensing agreement with PILOXING® as well as all costs relating to the program associated with the licensing agreement except for costs relating to independent contractors for designing infomercials to be used in the PILOXING® program which have been deferred.

NOTE 5 – SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events from July 1, 2014 through July 31 , 2014, the date of issuance of the financial statements and has determined it does not have any material subsequent events to disclose other than the additional demand loans received as described in Note 3.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

The information contained in this prospectus is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

Until ________, 2014 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

21,750,000 Shares

Momentous Entertainment Group, Inc.

Common Stock

PROSPECTUS

__, 2014

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter's expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:

SEC Registration fee	$3.78
FINRA filing fee	100.00
*Accounting fees and expenses	10,000.00
*Legal fees and expenses	20,000.00
*Transfer agent fees	2,500.00
*Blue Sky fees and expenses	5,000.00
*Miscellaneous expenses	396.22

Total	$38,000.00

*Indicates expenses that have been estimated for filing purposes.

ITEM 14

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has a provision in its Certificate of Incorporation at Article VII thereof providing for indemnification of its officers and directors as follows.

Our Articles of Incorporation at Article XI provide for indemnification as follows: "No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer: (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification."

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15

RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this Form S1, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs.

A total of 1,000,000 outstanding common shares were issued to Kurt E. Neubauer upon incorporation in Nevada in exchange for the business of Financial Equity Film Partners, Inc.

The Company issued 48,011,000 shares of common stock for services, including 41,501,800 shares to the Company’s principal executive officers and 1,507,500 to outside directors. All shares were valued at par (for an aggregate of $48,011) since they have a negative book value, and there is no trading market.

The foregoing issuances of securities were executed in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, (the “Act”) as amended. All security holders were very knowledgeable about the day-to-day operations of the Company and were also provided with a pre-filing copy of the Company’s Registration Statement and acknowledged having read and reviewed same and having no further questions with respect to their respective investments.

ITEM 16

EXHIBITS

3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Frank J. Hariton, Attorney-at-Law
10.1	Joint Venture Agreement
10.2*	Agreement between the Company, Its President and Counsel
10.3**	PILOXING® License Agreement
10.4***	Form of Note Agreement with President
10.4a-o****	Note Agreements with President
14.1	Code of Ethics
23.1	Consent of L.L. Bradford & Company
23.1a*	Consent of L.L. Bradford & Company
23.1b**	Consent of L.L. Bradford & Company
23.1c***	Consent of L.L. Bradford & Company
23.1d****	Consent of L.L. Bradford & Company
23.2	Consent of Frank J. Hariton, Attorney-at-Law (included in Exhibit 5.1)
23.2a*	Consent of Frank J. Hariton, Attorney-at-Law (included in Exhibit 5.1)
23.2b**	Consent of Frank J. Hariton, Attorney-at-Law (included in Exhibit 5.1)
23.2c***	Consent of Frank J. Hariton, Attorney-at-Law (included in Exhibit 5.1)
23.2d****	Consent of Frank J. Hariton, Attorney-at-Law (included in Exhibit 5.1)
99.1	Copy of Subscription Agreement
99.2	Agreement with Action Stock Transfer

*Filed with Pre-Effective Amendment No. 1

** Filed with Pre-Effective Amendment No. 2

*** Filed with Pre-Effective Amendment No. 3

**** Filed with Pre-Effective Amendment No. 4

Exhibits are not part of the prospectus and will not be distributed with the prospectus.

ITEM 17

UNDERTAKINGS

a.

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

5.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

ii

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)

Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sugar Land, TX on the 13th day of August , 2014

MOMENTOUS ENTERTAINMENT GROUP, INC.

/s/ KURT E. NEUBAUER

By: KURT E. NEUBAUER, President, CEO, Principal Executive Officer, Treasurer, Chairman, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature(s)	Title(s)	Date

/s/ KURT E. NEUBAUER		August 1 4 , 2014
By: KURT E. NEUBAUER	President, CEO, Principal Executive Officer, Treasurer, Chairman, Principal Financial Officer and Principal Accounting Officer

/s/ JOHN PEPE		August 1 4 , 2014
By: JOHN PEPE	Chief Operating Officer, Secretary and Director

/s/ TIM WILLIAMS		August 1 4 , 2014
By: TIM WILLIAMS	Executive Vice President and Director

/s/ RICHARD ALLEN, SR.		August 1 4 , 2014
By: RICHARD ALLEN, SR.	Director

/s/ RUSS REGAN		August 1 4 , 2014
By: RUSS REGAN	Director

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